                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934

                         Commission File Number 0-12203
                                                -------

                              THE CLOTHESTIME, INC.
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             (Exact name of registrant as specified in its charter)


               5325 E. HUNTER AVENUE, ANAHEIM, CALIFORNIA  92807
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     COMMON STOCK, $.001 PAR VALUE PER SHARE
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            (Title of each class of securities covered by this Form)


                                      NONE
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   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)       [X]                      Rule 12h-3(b)(1)(ii)      [ ]
        Rule 12g-4(a)(1)(ii)      [ ]                      Rule 12h-3(b)(2)(i)       [ ]
        Rule 12g-4(a)(2)(i)       [ ]                      Rule 12h-3(b)(2)(ii)      [ ]
        Rule 12g-4(a)(2)(ii)      [ ]                      Rule 15d-6                [ ]
        Rule 12h-3(b)(1)(i)       [X]

         Approximate number of holders of record as of the certification or notice date:

                                      NONE
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Clothestime Stores, Inc., as successor-in-interest to The Clothestime, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     CLOTHESTIME STORES, INC.
                                     (successor-in-interest to
                                      The Clothestime, Inc.)


DATE:  10/29/97                      BY:  /s/ Douglas L. Pereira
      ----------                         ---------------------------------------
                                          Douglas L. Pereira
                                          Senior Vice President, Chief Financial
                                          Officer, Secretary and Treasurer